Exhibit 23




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Form S-11 on Form S-8 Registration Statement No. 33-65934 of Taubman Centers, Inc., in Amendment No. 2 to Form S-3 Registration Statement No. 33-73038 of Taubman Centers, Inc., in Amendment No. 1 to Form S-3 Registration Statement No. 33-99636 of Taubman Centers, Inc., and in Form S-8 Registration Statement No. 33-80650 of The Taubman Realty Group Limited Partnership of our report dated July 31, 1996, on the historical summaries of revenues and direct operating expenses of Fairlane Town Center for the three years ended December 31, 1995 appearing in this Current Report on Form 8-K of Taubman Centers, Inc. dated July 19, 1996.



DELOITTE & TOUCHE LLP
Detroit, Michigan
July 31, 1996